Exhibit 99.1

HOLOGIC ANNOUNCES PRICING OF FINANCING

IN CONNECTION WITH ACQUISITION OF GEN-PROBE

Blended Interest Yield Expected to be Approximately 4.80%

Bedford, Mass., July 19, 2012 – Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX) announced today the pricing of its private placement of $1.0 billion in aggregate principal amount of its 6.25% Senior Notes due 2020 (the “Notes”). The offering is expected to close concurrently with the completion of Hologic’s acquisition of Gen-Probe Incorporated (NASDAQ: GPRO). The acquisition is subject to the satisfaction of certain customary closing conditions, including obtaining the approval of Gen-Probe’s stockholders. Gen-Probe has scheduled a Special Meeting of Stockholders for July 31, 2012 to vote on the pending acquisition and Hologic expects to close the acquisition on or about August 1, 2012.

Separately, Hologic announced that it has received expected pricing on its anticipated $2.80 billion of Senior Secured Credit Facilities to be obtained in connection with its acquisition of Gen-Probe. Those facilities are anticipated to comprise of the following:

•	$300 million revolving credit facility, initially at LIBOR plus 3.00%, due 2017;
•	$1.0 billion tranche A term loan facility, initially at LIBOR plus 3.00%, due 2017; and
•	$1.50 billion tranche B term loan facility, at LIBOR plus 3.50%, with a LIBOR floor of 1.00%, due 2019.

Hologic also expects to have the right to elect, from time to time, to have all or a portion of the facilities accrue interest at a base rate, to be defined, plus an applicable base rate margin. The margin applicable to the revolving credit facility and the tranche A loan facility is subject to adjustment based on changes in the total net leverage ratio to be specified in the definitive documentation for these facilities. The allocation of the principal amount, interest and the determination of the purchase price of the Senior Secured Credit Facilities are subject to change in limited circumstances, and the closing of the facilities is contingent on the satisfaction of certain conditions set forth in the definitive documentation for the facilities, including the closing of the Gen-Probe acquisition and there not having occurred, since December 31, 2011, an Acquired Business Material Adverse Effect (as defined in the definitive documentation for the facilities). The Senior Secured Credit Facilities are expected to close concurrently with the completion of Hologic’s acquisition of Gen-Probe.

Based upon the pricing of the Notes and the expected pricing of the Senior Secured Credit Facilities, Hologic anticipates that the initial blended interest yield on the Company’s total financing for the Gen-Probe acquisition will be approximately 4.80%, including the amortization of the original issue discount (OID) and excluding the impact of deferred financing costs.

Hologic intends to use the net proceeds from the Notes offering, together with amounts drawn under its new Senior Secured Credit facilities and available cash, to acquire Gen-Probe and pay related fees and expenses.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the

Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Notes.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements about Hologic’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements with respect to the anticipated timing and completion of the Company’s acquisition of Gen-Probe, and the anticipated closing and terms of the Company’s financing for that acquisition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the ability of Hologic to consummate the proposed acquisition of Gen-Probe in a timely manner or at all; satisfaction of the conditions precedent to consummation of the proposed acquisition, including the approval by Gen-Probe’s stockholders; uncertainties relating to litigation, including pending and future Gen-Probe shareholder lawsuits related to the proposed acquisition; and the successful completion of all the other anticipated financing arrangements for the acquisition including the completion and funding of Hologic’s proposed Senior Secured Credit Facilities, which may, among other things, be adversely affected by changes in prevailing credit markets (which have been subject to significant volatility), or adverse changes to Hologic’s business or prospects, and the Company’s ability to satisfy its conditions precedent for the closing of the issuance of its Notes. The risks included above are not exhaustive. Other factors that could adversely affect Hologic’s business and prospects are described in the filings made by Hologic with the SEC. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

About Hologic:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, breast magnetic resonance imaging, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia and uterine fibroids, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including reagents for a variety of DNA and RNA analysis applications. For more information, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Contacts:

Hologic Investor Contact:

Deborah R. Gordon

Vice President, Investor Relations

(781) 999-7716

Deborah.Gordon@hologic.com

Hologic Media Contact:

Joele Frank / Andrew Siegel / Nicholas Lamplough

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449